(d)(5)(i)

AMENDED SCHEDULE A

to the

AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

ING VARIABLE PORTFOLIOS, INC.

OPERATING EXPENSE LIMITS

Name of Fund*	Maximum Operating Expense Limit (as a percentage of average net assets)
	Adviser Class	Class I	Class S
ING BlackRock Global Science and Technology Portfolio Term Expires May 1, 2010	1.55%	1.05%	1.30%
ING Global Equity Option Portfolio Initial Term Expires May 1, 2010	N/A	N/A	0.50%
ING International Index Portfolio Initial Term Expires May 1, 2009	1.00%	0.50%	0.75%
ING Lehman Brothers U.S. Aggregate Bond Index® Portfolio Initial Term Expires May 1, 2009	0.95%	0.45%	0.70%
ING Morningstar U.S. Growth Index Portfolio Initial Term Expires May 1, 2009	0.97%	0.47%	0.72%
ING Opportunistic LargeCap Growth Portfolio Initial Term Expires May 1, 2006	1.30%	0.80%	1.05%
ING Opportunistic LargeCap Value Portfolio Initial Term Expires May 1, 2006	1.30%	0.80%	1.05%
ING Russell™ Global Large Cap Index 85% Portfolio Initial Term Expires May 1, 2010	1.10%	0.60%	0.85%
ING Russell™ Large Cap Index Portfolio Initial Term Expires May 1, 2009	0.87%	0.37%	0.62%

ING Russell™ Mid Cap Index Portfolio Initial Term Expires May 1, 2009	0.93%	0.43%	0.68%
ING Russell™ Small Cap Index Portfolio Initial Term Expires May 1, 2009	0.95%	0.45%	0.70%
ING VP Index Plus LargeCap Portfolio Initial Term Expires May 1, 2006	1.05%	0.55%	0.80%
ING VP Index Plus MidCap Portfolio Initial Term Expires May 1, 2006	1.10%	0.60%	0.85%
ING VP Index Plus SmallCap Portfolio Initial Term Expires May 1, 2006	1.10%	0.60%	0.85%
ING VP Small Company Portfolio Initial Term Expires May 1, 2006	1.45%	0.95%	1.20%
ING WisdomTreeSM Global High-Yielding Equity Portfolio Initial Term Expires May 1, 2009	1.20%	0.70%	0.89%

_/s/ HE

HE

Date Last Amended: June 4, 2008

*	This Agreement shall automatically renew for one-year terms with respect to a Fund unless otherwise terminated in accordance with the Agreement.

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